SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant   |X|
Filed by a party other than the Registrant   |_|


Check the appropriate box:
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         (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
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|X|      Soliciting Material Under Rule 14a-12


                               MAYTAG CORPORATION
                   ------------------------------------------
                (Name of Registrant as Specified In Its Charter)

         --------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

              (1) Title of each class of securities to which transaction applies:

                      ----------------------------------------------------------

              (2) Aggregate number of securities to which transaction applies:

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              (3)     Per unit price or other underlying value of transaction
                      computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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              (4)     Proposed maximum aggregate value of transaction:

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              (5)     Total fee paid:

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|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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



FORWARD-LOOKING STATEMENTS

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of this date and include statements regarding anticipated future financial operating performance and results and expectations as to the closing of the transaction with Whirlpool. These statements are based on the current expectations of management of Maytag. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, with respect to the transaction with Whirlpool (1) Maytag may be unable to obtain shareholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (3) Maytag may be unable to obtain the regulatory approvals required to close the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Maytag or cause the parties to abandon the transaction; (4) Maytag may be unable to achieve cost-cutting goals or it may take longer than expected to achieve those goals; (5) the transaction may involve unexpected costs or unexpected liabilities; (6) the credit ratings of Maytag or its subsidiaries may be different from what the parties expect; (7) the businesses of Maytag may suffer as a result of uncertainty surrounding the transaction; (8) the industry may be subject to future regulatory or legislative actions that could adversely affect Maytag; and (9) Maytag may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Maytag are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.maytagcorp.com. Maytag undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION RELATING TO THE PROPOSED MERGER AND WHERE TO FIND IT

Whirlpool and Maytag have filed a preliminary prospectus/proxy statement with the SEC in connection with the proposed transaction. Investors are urged to read the preliminary prospectus/proxy statement and any other relevant documents filed or to be filed by Whirlpool or Maytag, including the definitive prospectus/proxy statement when available, because they contain or will contain important information. The preliminary prospectus/proxy statement is, and other documents filed by Whirlpool and Maytag with the SEC are, available free of charge at the SEC's website (http://www.sec.gov) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Vice President, Investor Relations. Neither this communication nor the preliminary prospectus/proxy statement constitutes an offer to sell, or the solicitation of an offer to buy, Whirlpool common stock in any jurisdiction outside the United States where such offer or issuance would be prohibited -- such an offer or issuance will only be made in accordance with the applicable laws of such jurisdiction.

Whirlpool, Maytag and their respective directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Maytag stockholders in connection with the approval of the proposed transaction. Information about Whirlpool's directors and executive officers is available in Whirlpool's proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Information about Maytag's directors and executive officers is available in Maytag's proxy statement, dated April 4, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants is included in the preliminary prospectus/proxy statement Whirlpool and Maytag filed with the SEC.

                                      # # #

       RALPH HAKE CONFERENCE CALL REMARKS - 3Q 2005 EARNINGS ANNOUNCEMENT

OCTOBER 21, 2005



Good Morning.  Thank you for joining us today.

This morning, I will provide a few introductory remarks before turning the call over to George Moore, our CFO, to give you a financial review of our third-quarter results. Following his comments, I will provide some brief summary remarks, concluding our conference call.

Our overall financial performance for the third quarter was disappointing...disappointing, but not discouraging. Let me explain why I feel as I do.

During the quarter, we grew our top-line sales by 6.5% from year-earlier figures. Overall, we held our own in share year-over-year and improved sequentially. Clearly, customer and consumer demand for our brands and products continues to be strong. Winning in the market is the first necessary step to recovery; rapidly improving our cost structure is second.

During the quarter, sourced products, primarily laundry products and top-mount refrigerators, represented about 20 percent of our major appliance unit sales. In floor care, over 30 percent of our unit sales came from sourced products.

Sourcing these newest product designs is a strategy that is enabling our growth and rapid innovation with reduced R&D and capital commitments by Maytag.

While sourcing a portion of our product lines is the right approach to improve our business over the longer term, as we indicated in our earnings release, it does not come without some current financial pain. As we increase our product sourcing volume, we continue to experience substantially lower burden absorption rates at a few of our manufacturing operations, which significantly hinders our profitability. I will provide more insight on this specific subject during my closing remarks.

I will now ask George Moore to provide a detailed look at our financial performance.

GEORGE. . . FINANCIAL REVIEW

RALPH CONTINUES. . .

Thank you, George.

Today, as we continue to address our business issues at Maytag, we are currently working alternative outcomes. First, with our pending merger, we are working to provide the required information to the U.S. Justice Department so that progress can be made on a decision regarding the proposed transaction. We still expect the transaction to close as early as the first quarter of 2006, following anticipated approval at our shareholders' meeting on December 16, 2005, and the required regulatory clearance.

The second area of focus, but no less important, is fixing our business. Again, whether or not Maytag remains an independent company, we must significantly improve our overall performance to create value for our owners.

To accomplish this, we are working to address our excess manufacturing capacity issues in our laundry and floor care categories. This fixed cost structure and under-utilized capacity remain barriers to acceptable financial performance.

Our excess costs are concentrated in laundry for which we have four plants; and in floor care, where we have three plants.

In laundry, we took a major step during the quarter as we concentrated production of vertical-axis washers at our plant in Herrin, Illinois; and dryers in Searcy, Arkansas. We expect that this will:

o         Achieve cost reduction;

o         Bring simplicity to our product lines;

o         Improve our overall product quality; and

o         Improve our plant utilization at these locations.

This is only the first step, however. Our challenge is to replace the products and revenue stream from our underutilized facilities with improved products at dramatically lower costs. This involves product redesign, some sourcing and migration of products from our high-cost laundry and floor care facilities. When complete, we envision a manufacturing footprint with lower costs, higher utilization and fewer locations. However, achieving this transition successfully in two product categories without customer disruption is both a planning and execution challenge, so we are continuing to work through the necessary details. When our plans are finalized, we will announce the impacts and financial consequences.

Fortunately, when we close the $600 million secured revolving credit facility, which we expect to do early in the fourth quarter, will meet another precondition for this initiative, by putting in place the required financing flexibility to achieve the necessary manufacturing restructuring, while meeting all of our other cash needs, This, too, will be a big step forward.

While we work through our manufacturing foot print issues, we expect to launch several new and innovative, high-impact products in the coming quarters. These new products include significant offerings in the refrigeration, floor care and dishwasher categories that we expect to have meaningful, positive impact on our marketplace position.

As the third-quarter results show, we clearly have a lot of difficult work to do, but I expect that the initiatives we are reviewing will enable us to achieve a step change in our performance level.

I continue to be encouraged by the tremendous dedication and professionalism that our employees continue to demonstrate in working through the many distractions of this present environment. I greatly appreciate their ongoing commitment and their resilience in the face of adversity.

Thank you for your attention on our call today.

Operator...

         GEORGE MOORE CONFERENCE CALL REMARKS - 3Q 2005 EARNINGS ANNOUNCEMENT

OCTOBER 21, 2005

Thank you, Ralph.

Before I begin my comments, I would like to note that our financial statements and accompanying performance charts may be found on our web site.

Now I would like to provide you with a financial overview of the third quarter and more insight into our new credit agreement that is expected to close early in the fourth quarter.

YEAR-OVER-YEAR COMPARISON -- QUARTER

During the third quarter, the industry's Core 5 appliance unit sales grew 3.8 percent, and Maytag's units were up 4.1 percent, with our branded unit sales increasing 4.6 percent. This follows a second quarter increase in Maytag's unit sales of 3.1 percent. In both quarters, we outgrew the industry.

In floor care -- defined as upright cleaners and full-size extractors -- the industry volume was up only six tenths of a percent while our units were up 10.3 percent. Obviously, we gained share.

Turning to our financials, our consolidated third quarter sales were up 6.5 percent. Sales in the Home Appliances segment increased 6.7 percent, with major appliances sales up about 9 percent. Floor care sales were declining due to lower extractor sales and a decline in average selling prices for upright cleaners.

Home Appliance sales were also positively impacted by double-digit growth in our Maytag Services operations, which was up 12 percent on a comparative basis. Maytag International continued to show revenue growth - up 6 percent - versus a year ago primarily as a result of currency benefits.

As noted, our Commercial Products sales were up 2.5 percent in the segment as a result of increases in commercial cooking products.

In terms of operating performance, we experienced an operating loss despite $76 million in increased sales. The loss occurred largely as a result of:

o Excess manufacturing capacity in laundry and floor care categories, which continued to worsen this quarter as the company sells more sourced products;

o         Higher raw material costs, specifically oil-based resins and steel;

o Increased transportation costs due to fuel prices, which spiked during the quarter; and

o         The decline in average selling prices in floor care.

Our unabsorbed burden costs by far account for the majority of the year-over-year decline. Although no plans have been finalized or approved, we continue to examine initiatives that could result in restructuring manufacturing operations to provide us with a more competitive manufacturing footprint.

During the quarter, SG&A costs were down again as a result of planned reductions in advertising expenses and cost reduction actions taken in 2004 including a significant work force reduction.

YEAR-OVER-YEAR COMPARISON -- NINE MONTHS

Comparing the first 9 months of 2005 to the same period in 2004, our sales were up 2.9 percent with Home Appliances increasing 3.9 percent. International and Services both continued their sales growth over last year. Commercial Products sales were down 12 percent year-over-year, primarily due to a continued downturn in the vending equipment industry.

On a reported basis, consolidated operating income was approximately $43 million year to date compared to $47 million for the first nine months of 2005. In 2005, restructuring and related charges have amounted to $11 million, compared to restructuring and related charges in 2004 of $55 million. In 2004, we also took charges for goodwill impairment and front-load washer litigation as well as recognized a gain on sale of property.

On a comparative basis, excluding these items, year to date operating income has declined approximately $65 million compared to the prior year. The decrease resulted from higher material and logistics costs of approximately $120 million as well as lower, or unfavorable, burden absorption of more than $50 million. Partially offsetting these items were more than $100 million in benefits from productivity improvements and restructuring initiatives. These include headcount reductions, lower national advertising, and savings from the refrigeration transition.

We have also benefited from higher volume, price and mix in major appliances along with growth in International and Services which have more than offset the lower pricing and mix in floor care.

The operating loss for Commercial Products was $4.5 million in the first nine months of 2005 compared to an operating loss of $5.7 million in the prior year. The prior year results included a $9.6 million goodwill impairment charge for the commercial cooking equipment operations. In the current year, the operating results of Commercial Products have been adversely impacted by lower sales of vending equipment, unfavorable product mix, and higher material costs.

SEQUENTIAL COMPARISON -- QUARTER

Sequentially, our consolidated sales were up 2.7 percent. In our Home Appliances segment, which was up 3 percent, our unit volume increase was greater than the industry and we grew share overall.

From the second quarter, industry unit sales were up 4.7 percent in the Core 5 categories, and we gained share in our laundry and cooking categories.

In floor care, our unit sales were down 4 percent sequentially; however, industry unit sales were up 5 percent for uprights and extractors. Industry average prices were down nearly $10 a unit versus the second quarter.

In the Commercial Products segment, our sales were down sequentially due to seasonality in the commercial vending business.

While consolidated sales were up from the second quarter, profitability was impacted sequentially by higher unabsorbed factory overhead costs, increased distribution costs, and unfavorable product mix.

OTHER INCOME STATEMENT LINE ITEMS
For items below operating income, let me cover the significant elements.

Interest expense in the third quarter of 2005 increased to $17 million compared to $15 million in the prior year quarter, as a result of higher interest rates.

Below operating income, we separately broke out the quarterly impact of $8.5 million in net merger-related costs, for legal and investment services. These expenses include the $40 million termination fee paid to Triton and the offsetting $40 million reimbursement that we received from Whirlpool.

In other-net, we realized a $1.5 million loss compared to $4.3 million income in the prior year. In the prior year, we realized gains on the sale of certain investments.

The third quarter 2005 tax benefit reflects a year-to-date adjustment for the change in the full year expected tax rate to 44 percent. This effective tax rate benefit recognized year to date reflects the favorable impact of income tax credits, the nontaxable status of the federal reimbursement for retiree drug costs and the U.S. income tax exclusion for certain export sales. These benefits are partially offset by the fact that no tax benefit is recognized on net merger-related costs.

KEY BALANCE SHEET ITEMS

Let's now discuss the following key balance sheet items.

Our overall working capital dollars of $805 million are up $35 million from the prior year, and increased as a percent of sales from 16 percent to 16.7 percent. Accounts receivables were up due to the higher sales in the third quarter compared to the prior year. Inventories are up over the prior year due to higher inventory levels related to purchased product inventories.

Improvement in accounts payable were again driven from terms management and additional sourced product purchases. Of the year to date working capital increase, we expect to recapture the majority of this increase during the fourth quarter, as is our typical pattern.

In terms of our cash on hand and debt outstanding, our cash and cash equivalents of $57 million were approximately the same as the prior year third quarter balance. Total debt levels of $974 million were down from $996 million in the prior year. Therefore, our total net debt of $917 million is down $22 million from the prior year.

During the third quarter of 2005, we signed a commitment letter for a new $600 million, five-year, senior secured revolving credit facility that is fully underwritten. The new agreement, which is expected to close early in the fourth quarter, will be secured by certain accounts receivable and inventory. The new credit facility should provide Maytag with substantially more financial capacity and flexibility to meet its 2006 debt maturities and its long-term financing requirements. The commitment letter includes an expansion feature that permits Maytag to increase the facility by $150 million - to $750 million in total.

CASH FLOW PERFORMANCE

Our free cash flow, defined as cash flow from operations less capital expenditures, was a use of cash of $94 million in the first nine months of 2005 compared to a source of $41 million in the prior year. The lower free cash flow is primarily due to a higher increase in working capital and cash payments for restructuring and litigation related charges recorded in the prior year but paid in the current year.

Our nine-month working capital increase was $206 million compared to an increase in working capital of $174 million in the prior year.

Regarding pension contributions, we made $50 million in voluntary contributions to our qualified pension plan in the first nine months of 2005 compared to approximately $90 million in the prior year. We do not expect to make further contributions in 2005.

Capital expenditures were $65 million in the first nine months of 2005, about flat with the $67 million invested in 2004. For 2005, we expect capital expenditures of $80 million to $100 million.

CLOSING

With that financial overview, I will turn it back over to Ralph.

Ralph...

                    MAYTAG WEBSITE SLIDES - 3Q 2005 EARNINGS

The following slide and the slides contained on Exhibit 99.1 attached hereto and incorporated herein by reference represent slides which have been made available on Maytag's website, www.maytagcorp.com.




                               MAYTAG CORPORATION
  KEY FINANCIAL STATISTICS FOR THIRD QUARTER AND YEAR TO DATE 2005 (UNAUDITED)
                      (In thousands except per share data)



                                       ------------------------------------------------ -------------------------------------------
                                                        THIRD QUARTER                                      YEAR TO DATE
                                       ------------------------------------------------ -------------------------------------------
                                       --------------- ---------------- ------------- --------------- --------------- -------------
                                             2005           2004          % Change          2005         2004           % Change
                                       --------------- ---------------- ------------- --------------- --------------- -------------
                                       --------------- ---------------- ------------- --------------- --------------- -------------
SALES AND EARNINGS

                                       --------------- ---------------- ------------- --------------- --------------- -------------
Net Sales                                  1,262,866       1,186,018         6.5%         3,660,423    3,557,190          2.9%
Operating Income (Loss)                         (582)         16,426      -103.5%            43,179       46,620         -7.4%
Interest Expense                             (16,794)        (14,736)       14.0%          (48,847)     (40,843)         19.6%
Adverse Judgment on Pre-acquisition                -               -         n/a                 -      (10,505)       -100.0%
Distributor Lawsuit
Merger-related Expense                        (8,468)              -         n/a            (9,516)           -           n/a
Other Income (Expense)                        (1,531)          4,326      -135.4%            2,760        7,248         -61.9%
Income Tax Expense (Benefit)                  (9,205)         (1,119)     -722.6%           (5,467)      (2,255)       -142.4%
Income (Loss) from Continuing                (18,170)          7,135      -354.7%           (6,957)       4,775        -245.7%
Operations
Income from discontinued operations,               -             339      -100.0%                -          339        -100.0%
net of tax
Net Income (Loss)                            (18,170)          7,474      -343.1%           (6,957)       5,114        -236.0%
                                       --------------- ---------------- ------------- --------------- --------------- -------------
Reported Diluted Earnings (Loss) Per          $(0.23)          $0.09      -341.2%           $(0.09)       $0.06        -235.0%
Share
                                       --------------- ---------------- ------------- --------------- --------------- -------------

OPERATING EXPENSES

                                       --------------- ---------------- ------------- --------------- --------------- -------------
Cost of Sales                              1,145,232       1,028,130        11.4%         3,277,859    3,039,678          7.8%
Gross Profit %                                   9.3%           13.3%       (4.0) pts         10.5%        14.5%         (4.0)  pts
Selling, General and Administrative          115,799         122,400        -5.4%           328,734      387,883        -15.2%
% of Sales                                       9.2%           10.3%       (1.1) pts          9.0%        10.9%         (1.9)  pts
Restructuring and Related Charges              2,417          19,062       -87.3%            10,651       54,909        -80.6%
Goodwill Impairment                                -               -          n/a                -         9,600       -100.0%
Front-load Washer Litigation                       -               -          n/a                -        18,500       -100.0%
                                       --------------- ---------------- ------------- --------------- --------------- -------------

BUSINESS SEGMENT INFORMATION

                                       --------------- ---------------- ------------- --------------- --------------- -------------
Home Appliances
Net Sales                                  1,199,075       1,123,801         6.7%         3,475,521    3,346,229          3.9%
Operating Income                                  39          15,715       -99.8%            47,703       52,319         -8.8%
    % of Sales                                   0.0%           1.4%        (1.4) pts          1.4%         1.6%         (0.2)  pts
                                       --------------- ---------------- ------------- --------------- --------------- -------------
                                       --------------- ---------------- ------------- --------------- --------------- -------------


                                       ------------------------------------------------ -------------------------------------------
                                                        THIRD QUARTER                                      YEAR TO DATE
                                       ------------------------------------------------ -------------------------------------------
                                       --------------- ---------------- ------------- --------------- --------------- -------------
                                             2005           2004          % Change          2005         2004           % Change
                                       --------------- ---------------- ------------- --------------- --------------- -------------
                                       --------------- ---------------- ------------- --------------- --------------- -------------


                                       --------------- ---------------- ------------- --------------- --------------- -------------
Commercial Products
Net Sales                                     63,791          62,217         2.5%           184,902      210,961        -12.4%
Operating Income (Loss)                         (621)            711      -187.3%           (4,524)      (5,699)        20.6%
    % of Sales                                  -1.0%            1.1%       (2.1) pts         -2.4%        -2.7%          0.3   pts

                                       --------------- ---------------- ------------- --------------- --------------- -------------
Total
Net Sales                                  1,262,866       1,186,018         6.5%        3,660,423    3,557,190           2.9%
Operating Income (Loss)                         (582)         16,426      -103.5%           43,179       46,620          -7.4%
Operating Income (Loss)  %                       0.0%            1.4%       (1.4) pts          1.2%         1.3%         (0.1)  pts

                                       --------------- ---------------- ------------- --------------- --------------- -------------

MISCELLANEOUS

                                       --------------- ---------------- ------------- --------------- --------------- -------------
Average Shares - Basic                        79,810          79,116         0.9%           79,813       78,992           1.0%
Average Shares - Diluted                      79,810          79,182         0.8%           79,813       79,224           0.7%
GAAP Effective Tax Rate                         33.6%          -18.6%       52.2  pts         44.0%       -89.5%        133.5  pts
                                       --------------- ---------------- ------------- --------------- --------------- -------------

WORKING CAPITAL

                                                                                      --------------- --------------- -------------
Inventories                                                                                620,755      572,612           8.4%
Receivables                                                                                725,162      670,079           8.2%
Payables                                                                                   540,400      471,812          14.5%
Net Working Capital                                                                        805,517      770,879           4.5%
Working Capital % of Rolling 12 Months                                                        16.7%        16.0%          0.7 pts
Sales
                                                                                           ------------ ------------------ --------